Exhibit (e)(14)

December 4, 2024

BY EMAIL

Sean McLoughlin

27 Cranberry Lane

Delran, NJ 08075

Dear Sean:

This letter agreement (“Agreement”) confirms the terms of your separation from HilleVax, Inc. (“HilleVax” or the “Company”).1 Unless you rescind your assent as set forth below, this Agreement shall be effective, final and binding upon the expiration of the applicable Revocation Period set forth in Section 5(viii) below (the “Effective Date”).

1. Employment Status; Final Payments; Benefits Cessation:

(i)

Continued At-Will Employment. Contingent upon your execution of this Agreement, you will continue to (a) work your normal schedule and receive your same level of compensation in accordance with the Company’s standard payroll cycle; (b) perform any assigned tasks and otherwise assist the Company in the orderly transition of your duties and responsibilities; and (c) continue to comply with all Company policies and reasonable directives.

(ii)

Separation Date. Your employment with the Company shall terminate effective December 19, 2024 (the “Separation Date”). You agree that after the Separation Date, you will not represent yourself as an employee or agent of the Company.

(iii)	Final Payments. On or about the Separation Date, the Company shall provide your final pay in accordance with applicable law (“Final Pay”).

(iv)

Benefits Cessation. Any entitlement you have or might have under a Company-provided benefit plan, program or practice shall terminate as of the Separation Date, except as required by law and provided that your group medical, dental and/or vision insurance shall continue until December 31, 2024. Provided you timely complete the required election forms, you thereafter are eligible to continue receiving group medical, dental and/or vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The COBRA “qualifying event” shall be deemed to have occurred on the Separation Date.

[1]

Except for the obligations set forth in Section 2, which shall be the obligations solely of HilleVax, Inc., whenever the terms “HilleVax, Inc.,” “HilleVax” or the “Company” are used in this Agreement (including, without limitation, Section 5), they shall be deemed to include HilleVax, Inc. and any and all of its divisions, affiliates and subsidiaries and all related entities and its and their directors, officers, employees, agents, successors and assigns.

Sean McLoughlin

December 4, 2024

2. Consideration. In exchange for and in consideration of your executing this Agreement and complying with the terms of this Agreement, and consistent with the terms of your Amended and Restated Employment Offer Letter with the Company dated January 16, 2024 (the “Offer Letter”), the Company will provide you with the following payments and benefits (collectively, the “Consideration”):

(i)	A lump sum payment (less all applicable income and payroll taxes, deductions and withholdings) equivalent to nine (9) months of your base salary within thirty (30) days after the Effective Date.

(ii)

A lump sum payment of $202,500.00 (less all applicable income and payroll taxes, deductions and withholdings,) which is equivalent to your pro-rated 2024 Target Bonus Plan and which shall be paid within thirty (30) days after the Effective Date.

(iii)

Provided you timely elect COBRA continuation coverage and remain eligible for coverage, the Company will pay that part of the COBRA premiums equivalent to the insurance premiums it would have paid on your behalf had you remained employed by the Company for a period of up to nine (9) months, and you are responsible for paying your share of the insurance premiums. Thereafter, you will be responsible for paying the full cost of the group medical, dental and/or vision insurance premiums, if you elect to continue your participation, for the balance of time provided by the COBRA statute (provided, however, the “qualifying event” under COBRA shall be deemed to occur on the Separation Date). Should you obtain other employment and thereby become eligible for group health coverage, you must immediately inform the Company in writing, at which time the Company’s premium contributions will cease.

(iv)	Any unvested Stock Awards (as defined in the Offer Letter) that would have vested in the nine (9) month period following the Effective Date shall immediately vest.

3. Acknowledgments. You acknowledge and agree that:

(i)	this Agreement and the Consideration do not constitute a severance plan and shall confer no benefit on anyone other than HilleVax and you;

(ii)	the Consideration provided for herein is not otherwise due or owing to you under any employment agreement (oral or written) unless you execute this Agreement;

(iii)

except for the Final Pay, any amounts due under this Agreement and any vested monies due to you under any retirement programs in which you participate, you have been paid and provided all wages, vacation pay, holiday pay, earned paid sick time, bonuses, commissions, leaves of absence, family and medical leave, and any other form of compensation or benefit that may be due to you now or that would have become due in the future in connection with your employment with, or separation of employment from, HilleVax; and

Sean McLoughlin

December 4, 2024

(iv)

in order to be reimbursed for all outstanding business expenses that you may have incurred on behalf of the Company, all expense reports and supporting documentation must be submitted in accordance with the Company’s Travel & Expense Policy within thirty (30) days after the Separation Date or such longer period as required by law.

4. Return of Company Property; Confidentiality; Trade Secrets; Non-Disparagement. You hereby agree as a condition to your receipt of the Consideration, to:

(i)	promptly return all property and documents (whether in hard copy or electronic form) of HilleVax in your custody or possession;

(ii)

abide by the terms of the Offer Letter and your Proprietary Information and Inventions Assignment Agreement with the Company (the “Employee Agreement”), a copy of which is attached as Exhibit A and the terms of which are hereby incorporated into this Agreement by reference, provided, however, (a) any post-employment non-competition covenant contained in any Employee Agreement is hereby waived by the Company; and (b) any post-employment non-solicitation of Company personnel or Company customer covenant contained in any Employee Agreement is hereby waived by the Company if you live in California. For the avoidance of any doubt, all other covenants contained in your Employee Agreement shall remain in full force and effect, including (without limitation) covenants of confidentiality and covenants requiring you to assign any intellectual property rights to the Company. You understand that nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You understand that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures;

(iii)

abide by the Employee Agreement and any applicable common law and/or statutory obligations relating to the protection and non-disclosure of HilleVax’s trade secrets and/or confidential and proprietary documents and information, and you specifically agree that you will not disclose any confidential or proprietary information that you acquired as an employee of HilleVax to any other person or entity, or use such information in any manner that is detrimental to the interests of HilleVax. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act of 2016: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order”;

Sean McLoughlin

December 4, 2024

(iv)

keep confidential and not publicize or disclose the existence and terms of this Agreement, other than to (a) an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made aware of these confidentiality obligations; or (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law. To the extent that you are a non-supervisory employee under the National Labor Relations Act, nothing in this Section is intended to restrict your rights to discuss or disclose your wages, hours and working conditions with fellow employees and others, or to act in concert with your fellow employees and others concerning your wages, hours and working conditions. In the event of any conflict between this provision and the National Labor Relations Act or other applicable law, the provisions of the law shall control; and

(v)

not make any statements (written or oral) that are false or disparaging about or adverse to the business interests of HilleVax or that are intended to or do harm the reputation of HilleVax, including, but not limited to, any statements that disparage any products, services, finances, employees, officers, directors, capabilities or any other aspect of the business of HilleVax. Notwithstanding the foregoing, if you live in California, then the foregoing non-disparagement clause does not prohibit you from discussing or disclosing workplace conduct that you have reason to believe is unlawful. To the extent that you are a non-supervisory employee under the National Labor Relations Act, nothing in this Section is intended to restrict your rights to discuss or disclose your wages, hours and working conditions with fellow employees and others, or to act in concert with your fellow employees and others concerning your wages, hours and working conditions. In the event of any conflict between this provision and the National Labor Relations Act or other applicable law, the provisions of the law shall control.

Your breach of this Section 4 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to HilleVax, will relieve HilleVax of the obligation to provide any Consideration not already paid or provided and/or entitle HilleVax to recover any Consideration already paid or provided.

5. Release of Claims.

(i)

You hereby acknowledge and agree that by signing this Agreement and accepting the Consideration, you are waiving your right to assert any form of legal claim against HilleVax (as defined in footnote number 1) of any kind whatsoever from the beginning of time through and including the Effective Date, except for claims related to the Company’s failure to perform its obligations under this Agreement. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against HilleVax seeking any form of relief including, without limitation, equitable relief

Sean McLoughlin

December 4, 2024

(whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against HilleVax up to and including the Effective Date. You understand that there could be unknown or unanticipated Claims resulting from your employment with HilleVax and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

(ii)

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(a) Claims under any local, state or federal discrimination, harassment, fair employment practices or other employment related statute, regulation or executive order, including, without limitation, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Pennsylvania Human Relations Act (43 P.S. § 951 et seq.), the New Jersey Law Against Discrimination (N.J.S.A. 10:5-1 et seq.), the New Jersey Conscientious Employee Protection Act (N.J.S.A. 34:19-1 et seq.), the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act (“OWBPA”), the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Pregnancy Discrimination Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Civil Rights Act of 1991, and Title VII of the Civil Rights Act of 1964, each as they may have been amended through the Effective Date;

(b) Claims under any local, state or federal employment related statute, regulation or executive order relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment, including, without limitation, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, the Massachusetts Paid Family and Medical Leave Act, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), the New Jersey Family Leave Act (N.J.S.A. 34:11B-1 et seq.), the New Jersey Temporary Disability Leave Law (N.J.S.A. 43:21-25 et seq.), the New Jersey Equal Pay Act (N.J.S.A. 34:11-56.2 et seq.), the New Jersey Wage Payment Law (N.J.S.A. 34:11-4.1 et seq.), the New Jersey Wage and Hour Law (N.J.S.A. 34:11-56a et seq.), each as they may have been amended through the Effective Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(c) Claims under any local, state or federal common law theory; and

(d) any other Claim arising under other local, state or federal law.

Sean McLoughlin

December 4, 2024

(iii)	The general release in this Section 5 is not affected or limited by the recitation of the specific releases in this Section 5.

(iv)

Consistent with federal and state discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal or state discrimination laws or from filing a charge or complaint of age or other employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal or state discrimination laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal or state discrimination laws.

(v)	The general release in this Section 5 shall not limit any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(vi)

FOR CALIFORNIA EMPLOYEES ONLY: In addition to the foregoing, you hereby agree that you are waiving all rights under section 1542 of the Civil Code of the State of California. Section 1542 provides that:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.”

Pursuant to section 1542, you acknowledge that you may hereafter discover facts different from or in addition to facts which you now know or believe to be true with regard to the released claims, and further agree that this Agreement shall remain effective in all respects notwithstanding such discovery of new or different facts, including any such facts which may give rise to currently unknown claims, including but not limited to any claims or rights which you may have under section 1542 of the California Civil Code or similar law or doctrine of any other state.

(vii)

You have forty-five (45) days to consider and accept the provisions of this Agreement. You agree that any changes to this Agreement, whether material or immaterial, will not restart the running of this 45-day period. If you are over the age of 40, you will also be provided with certain information in a notice to be provided separately pertaining to the ages and job titles of employees in the relevant decisional unit who are affected and who are not affected by the group termination.

Sean McLoughlin

December 4, 2024

(viii)

You may rescind your assent to this Agreement if, within seven (7) days after you sign it, or if you live in Minnesota within fifteen (15) days after you sign it (as applicable, the “Revocation Period”), you email a written notice of rescission to Lynn Ferrucci, Vice President, Human Resources, HilleVax, Inc. at [***].

6. Cooperation.

(i)

For three (3) months after the Separation Date, you agree to make yourself available to HilleVax, upon reasonable notice (either by telephone, videoconference or, if HilleVax believes necessary, in person) to assist HilleVax in any matter relating to the services performed by you during your employment with HilleVax including, but not limited to, transitioning your duties to others.

(ii)

After the Separation Date, you further agree to cooperate fully with HilleVax in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of HilleVax or its successor(s), including any claim or action against its and their directors, officers and employees. Your cooperation in connection with such claims or actions shall include, without limitation, your being reasonably available (in a manner that does not unreasonably interfere with any employment obligations you may have) to speak or meet with HilleVax to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting HilleVax.

7. Affirmation of Release of Claims. After the Separation Date, you agree to execute the Affirmation of Release of Claims attached hereto as Exhibit B (the “Affirmation”). You acknowledge and agree that the release of claims in Section 5 shall be fully effective in the event that you fail or refuse to execute the Affirmation, but the Company shall have no obligation to provide you with the Consideration until you execute the Affirmation.

8. Miscellaneous.

(i)

This Agreement supersedes any and all prior oral and/or written agreements and sets forth the entire agreement between HilleVax and you with respect to your separation from HilleVax, except for the Offer Letter and Employee Agreement, which shall remain in full force and effect (as amended herein).

(ii)	No variations or modifications of this Agreement shall be deemed valid unless in writing and signed by HilleVax and you.

(iii)	The provisions of this Agreement are severable, and if for any reason any part shall be found to be unenforceable, the remaining provisions shall be enforced in full.

Sean McLoughlin

December 4, 2024

(iv)

Unless otherwise prohibited by law, the validity, interpretation and performance of this Agreement, and all other matters relating to your employment and separation of employment from HilleVax, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Unless otherwise prohibited by law, both parties agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and (b) the terms and provisions of this Agreement or to its breach, shall be commenced only and exclusively in the Commonwealth of Massachusetts in a court of competent jurisdiction.

(v)

Unless otherwise prohibited by law, both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

HilleVax wants to ensure that you fully understand the terms and effects of this Agreement. To that end, you have been encouraged and given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that (a) you have been afforded sufficient time to understand this Agreement and consult with legal counsel; (b) your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress; and (c) neither HilleVax nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If the foregoing correctly sets forth our arrangement, please sign, date and return this Agreement to me within the time frame set forth above.

Very truly yours,

HILLEVAX, INC.

/s/ Lynn Ferrucci
Lynn Ferrucci
Vice President, Human Resources

Accepted and Agreed To Under Seal:

/s/ Sean McLoughlin
Sean McLoughlin
Dated: 12/5/2024

Sean McLoughlin

December 4, 2024

EXHIBIT B

AFFIRMATION OF RELEASE OF CLAIMS

In order to receive the Consideration, you must sign, date and return this Affirmation of Release of Claims to Lynn Ferrucci, Vice President, Human Resources, HilleVax, Inc. at [***], but only after your Separation Date, as that term is defined in your Agreement with HilleVax, Inc. dated December 4, 2024.

I hereby affirm in its entirety the provisions of the Separation Agreement with HilleVax, Inc. dated December 4, 2024 and previously signed by me, including, without limitation, the Release of Claims contained in Section 5 of that Separation Agreement.

THIS AFFIRMATION IS INVALID IF SIGNED BEFORE YOUR SEPARATION DATE

/s/ Sean McLoughlin

Sean McLoughlin

DATE: 12/26/2024